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                                                                    EXHIBIT 99.2



                                 [PANVERA LOGO]



                        INCENTIVE STOCK OPTION AGREEMENT


               OPTION GRANTED this ___ day of ________________, by PANVERA CORPORATION, a Wisconsin corporation (the "Company") to
_____________________________(the "Participant").

                              W I T N E S S E T H:

               WHEREAS, the Board of Directors of the Company has adopted the 1993 Stock Option Plan of PanVera Corporation (the "Plan") on January 1, 1993, subject to stockholder approval which was granted on January 1, 1993, intending that certain options granted under the Plan shall constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); and

               WHEREAS, the Participant is a valued and trusted employee of the Company and the Company deems it desirable and in its best interests that the Participant be given an inducement to acquire a proprietary interest in the Company as an added incentive to advance the interest of the Company by possessing an option to purchase shares of the Company under the Plan.

               NOW, THEREFORE, it is agreed as follows:

               1. Number of Shares Optioned, Option Price. The Company grants to the Participant the right and option to purchase, subject to the terms and conditions of this Agreement and the Plan, all or any part of an aggregate of ______________ ( ) shares of the presently authorized common stock of the Company, $0.025 par value, at the purchase price of _______________ ($ ) per share. The Participant acknowledges that the options granted herein shall constitute incentive stock options under the terms and conditions of the Plan.



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               2. Conditions of Exercise of Option During Participant's
Lifetime. During the Participant's lifetime this option, to the extent exercisable, may be exercised only by the Participant. Except as provided in Paragraph 5, below, this option may not be exercised unless the Participant is at the date of the exercise in the employ of the Company and shall have been continuously so employed since the date hereof.

               3. Vesting of Option. No part of this option is exercisable until the Participant has completed at least the period of continuous service with the Company from the date hereof as follows, and then this option shall become exercisable for any amount of shares covered by this option up to the maximum percentage covered as follows:

Period of Continuous Service                     Maximum Percentage
 with the Company After the                      of Shares Becoming
Date of Grant of this Option                Exercisable Under this Option
-------------------------------------------------------------------------

        Less than 6 months                               0%

        At least 6 months but less                      20%
         than 1 year

        At least 1 year but less                        40%
         than 2 years

        At least 2 years but less                       60%
         than 3 years

        At least 3 years but less                       80%
         than 4 years

        At least 4 years                               100%

               4. Method of Exercising Option. This option shall be exercised by delivery to the Company of a written notice of number of shares with respect to which the option is at the time being exercised and by paying the Company in full the option price of the shares being acquired at the time. Such payment shall be in the form of cash, certified check or other immediately available funds. The Company shall deliver a certificate for the shares of stock to the Participant as soon as practical thereafter; provided, that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of such delivery of such shares shall be extended for the period necessary to take such action.

               5. Term and Restriction of Exercise of Option. Except as hereinafter otherwise provided, the option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:



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               (a) Three (3) months after the date on which the Participant's employment with the Company is terminated due to the Participant's retirement on or after his normal retirement date;

               (b) Twelve (12) months after the date on which the Participant's employment by the Company is terminated if such termination is by reason of the Participant's permanent and total disability (as defined in Section 22(e) of the Code);

               (c) Twelve (12) months after the date on which the Participant's employment with the Company is terminated by reason of the Participant's death.

               (d) One (1) month after the date of termination of the Participant's employment with the Company (unless termination is by reason of death, retirement, permanent and total disability or for Cause);

               (e) The date of termination of the Participant's employment with the Company if termination is for Cause; and

               (f) December 1, 2009 (being the expiration of ten years from the grant of this option).

Notwithstanding anything contained herein to the contrary, a transfer of the Participant's employment between the Company and any subsidiary or parent of the Company shall not be deemed a termination of the Participant's employment for purposes of this Agreement. A temporary leave of absence shall not be deemed to constitute termination of employment.

               6. Nontransferability. This option shall not be transferable by the Participant except by will or the laws of descent and distribution (subject to the limits set forth in Paragraph 5, above). This option and any privileges pertaining thereto or under the Plan shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

               7. Rights as Stockholder. The Participant shall not be deemed to be a stockholder of the Company with respect to any shares covered by this option until such shares are fully paid and issued upon exercise of this option.

               8. Investment Purpose. This option is granted on the condition that the shares acquired on exercise hereof are to be acquired for investment purposes, and not with a view to resale or distribution, except that in the event the shares covered by this option are registered under the Securities Act of 1933, as amended, or in the event a resale of such shares without such registration would otherwise be permissible, such condition shall be inoperative if in the opinion of counsel for the Company such condition is not required under the Securities Act of 1933 or any other applicable law, rule or regulation. Shares issued upon exercise hereof shall contain an appropriate legend



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reflecting this condition. The Company may require the Participant to execute a document reaffirming the matters and representations contained herein as a condition to consummating the purchase of the shares subject to this Agreement and, if the Company requires such reaffirmation by the Participant, exercise of the option granted pursuant hereto shall be subject to execution of the documentation reasonably requested by the Company.

               9. Restrictions on Shares. Any shares purchased pursuant to the option granted hereunder shall be subject to the restrictions on transferability and ownership set forth in Article VIII of the Company's By-Laws (or any successor thereto). A copy of the applicable provisions of the Company's By-Laws is attached hereto as Annex A.

               10. Changes in Shares. In the event there are any changes in the common stock of the Company through reorganization, recapitalization, stock split or reverse split, stock dividend, merger, consolidation, combination or exchange of shares or other capital change, appropriate changes may be made by the Committee, subject to the approval of the Board of Directors of the Company, in the number, price and kind of shares covered by this option, provided that such changes do not affect the continuing qualification of this option as an incentive stock option within the meaning of the Code.

               11. No Employment Agreement Intended. Neither this option contract nor the Plan are intended to confer or imply any right of the Participant to continued employment by the Company nor does it impair any right he or the Company may have to terminate his employment at any time.

               12. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company in care of its principal offices, at 545 Science Drive, Madison, Wisconsin 53711, and any notice to be given to the Participant may be addressed to him at his address as it appears on the Company's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given and received in all respects if and when personally delivered to a party or if and when deposited in the United States mail, addressed as aforesaid, certified mail, return receipt requested.

               13. Provisions of Plan Controlling. This option is subject in all respect to the provisions of the Plan. In the event of any conflict between any provision of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meaning as so defined. The Participant acknowledges receipt of a copy of the Plan.

               14. Agreement Not to Compete. The Participant acknowledges that he is bound by the restrictions against competition set forth in Article V of the Plan, and further agrees that his agreement to abide by such restrictions was a material factor in the Company's decision to allow the Participant to receive options hereunder. Accordingly,



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the Participant acknowledges that the Company shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach of Article V of the Plan, in addition to any other remedies lawfully available to the Company with respect thereto.

               15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

               16. Governing Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Wisconsin.



        IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above, which is the date of granting of the option evidenced hereby.



                                            PANVERA CORPORATION


                                            By:
                                               ---------------------------------
                                                              (Title)

                                            Attest:
                                                   -----------------------------
                                                              (Title)


                                            ------------------------------------
                                            Participant



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